Exhibit 3.229

CERTIFICATE OF FORMATION

OF

SUN DEVIL ACQUISITION LLC

1.     The name of the limited liability company is Sun Devil Acquisition LLC.

2.     The address of its registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, 19904, County of Kent.  The name of its registered agent at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Sun Devil Acquisition LLC this 22 day of June, 2010

/s/ Debe Thomas
Debe Thomas, Authorized Person
1700 Lincoln Street, Suite 4100
Denver, CO 80203